STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 04:30 PM 02/23/2001
010092760 – 2176316

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

RJR ACQUISITION CORP.

The undersigned, being the Vice President, Deputy General Counsel and Secretary of RJR Acquisition Corp., a corporation existing under the laws of the State of Delaware (the **"Corporation"**) does hereby certify that (i) the Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 25, 1988 under the name "RJR Holdings Corp.," (ii) the name of the Corporation was subsequently changed to Nabisco Group Holdings Corp., (iii) thereafter the name of the Corporation was changed to RJR Acquisition Corp. and (iv) the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

ARTICLE FIRST

The name of the Corporation is RJR Acquisition Corp.

ARTICLE SECOND

The registered office and registered agent of the Corporation is The Prentice-Hall Corporation System, Inc., 2711 Centerville Road, Suite 400, County of New Castle, Wilmington, Delaware 19808.

ARTICLE THIRD

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOURTH

The total number of shares of capital stock that the Corporation is authorized to issue is 1,000 shares, of which all 1,000 shares are Common Stock, par value $.01 each. The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock of the Corporation irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware or any corresponding provision hereafter enacted.

ARTICLE FIFTH

The Board of Directors of the Corporation, acting by majority vote, may alter, amend or repeal the By-Laws of the Corporation.

ARTICLE SIXTH

Except as otherwise provided by the Delaware General Corporation Law as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation, which restates the provisions of the Corporation's Restated Certificate of Incorporation in its entirety, and having been duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware, has been executed this 23 day of February, 2001.

RJR ACQUISITION CORP.

By: [signature]

McDara P. Folan, III
Vice President, Deputy General Counsel
and Secretary